Exhibit (23)(b) to Report

On Form 10-K for Fiscal

Year Ended June 30, 2009

By Parker-Hannifin Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-143226, 333-02761, 333-47955 and 333-88206) and Forms S-8 (Nos. 33-53193, 333-95477, 333-103181, 333-103633, 333-107691, 333-117761, 333-126957 and 333-130123) of Parker Hannifin Corporation of our report dated August 16, 2007, except for the retrospective adjustment of additional capital, common shares, share numbers and per share amounts to give effect to the 3-shares-for-2 split of the Company’s common stock as to which the date is October 1, 2007, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

August 27, 2009